Media Contact:	Dow Jones & Company
Howard Hoffman	200 Liberty Street
Corporate Communications	New York, NY 10281
(609) 520-4765

Howard.Hoffman@dowjones.com

FOR IMMEDIATE RELEASE:

The Bartech Group’s Jon Barfield

Elected to Dow Jones & Company Board of Directors

NEW YORK (May 17, 2006) — Dow Jones & Company (NYSE: DJ) today announced that Jon E. Barfield, 54, has been elected to the Company’s Board of Directors, effective immediately.  Mr. Barfield is chairman and chief executive officer of The Bartech Group, Inc., a provider of professional staffing services, information technology and outsourced staffing management services to clients in the transportation, electric utility, health care and other industries.

“We are delighted that Jon Barfield is joining the Dow Jones Board,” said Peter R. Kann, chairman, Dow Jones & Company. “He brings more than 25 years of business experience, and we are fully confident that he will be an excellent director.”

Mr. Barfield has been chairman of The Bartech Group since 1995 and has served as president since 1981.  Earlier in his career, he practiced corporate and securities law with Sidley Austin LLP.  Mr. Barfield graduated with honors from Princeton University in 1974 and received his juris doctor degree from Harvard Law School in 1977.

###

About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.